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                                                                EXHIBIT 10.17

                                                                FINAL VERSION
                                                                -------------


                        TRANSITIONAL SERVICES AGREEMENT5

     TRANSITIONAL SERVICES AGREEMENT (the "Agreement"), dated as of May 31, 1996, by and among Barnett Banks, Inc., a Florida corporation, (together with its subsidiaries, "Barnett"), Barnett Mortgage Company, a Florida corporation (together with its subsidiaries as of the date hereof, "BMC"), and Homeside, Inc. (formerly known as Grant America, Inc.), a Delaware corporation (together with its subsidiaries, the "Company").

     WHEREAS, Barnett and the Company have entered into a Stock Purchase Agreement, dated as of March 4, 1996 (the "Purchase Agreement"), pursuant to which the Company is purchasing from Barnett all of the outstanding capital stock of BMC; and

     WHEREAS, Barnett currently provides certain services to BMC, and the Company and BMC wish that Barnett continue to provide, for a transitional period, certain of such services to BMC relating to the business conducted by BMC as of the date hereof (the "Business") after the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), and Barnett wishes to provide such services.

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. DEFINITIONS. Capitalized terms used herein and not otherwise defined in this Agreement (including the schedules to this Agreement (each, a "Schedule" and, collectively, the "Schedules")) shall have the meanings assigned to such terms in the Purchase Agreement.

     SECTION 2. EFFECTIVE DATE. This Agreement shall become effective and binding on the parties hereto from and after the date hereof.

     SECTION 3. BARNETT SERVICES. (a) From and after the date hereof, Barnett agrees to provide to BMC each of the services listed on Schedule A with respect to the Business (the "Services"). Except as expressly set forth herein and on Schedule A, and subject to the terms and conditions set forth in this Agreement, Barnett shall use reasonable efforts to provide each of the Services to BMC in substantially the same manner, in, and with substantially the same quality with, which such Services are provided by Barnett to BMC as of the date hereof. Barnett shall have the sole discretion to determine the individuals by which, and the facilities from which, the Services shall be rendered.

          (b) Barnett shall provide the Services to BMC using the same systems and procedures used by, and subject to the policies of, Barnett. To the extent Barnett modifies or changes such systems, procedures or policies, Barnett expressly reserves the right to similarly modify or change the systems, procedures and policies used

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1in connection with, or applicable to, the support of the Services provided pursuant to this Agreement. In the event Barnett shall cease to perform for itself functions of the type required to perform the Services, Barnett shall have the right to cease performing such functions (and the related Services) for BMC after providing at least 60 days' notice thereof to BMC.

          (c) Notwithstanding anything in this Agreement to the contrary, Barnett shall not be required to provide services to BMC in quantities or in a manner greater than or different from the quantities and manner provided or employed by Barnett as of the date hereof for the production of such Services, or to make any change or addition which would require Barnett to make any capital expenditure.

          (d) The Company acknowledges that the Services shall be provided only for BMC. Barnett will not be required to perform any of the Services for the benefit of any other operations of the Company or any other entity. The Company shall not use the Services for any purpose other than in connection with the Business.

     SECTION 4. TERM. Subject to Section 3, Barnett agrees to provide each of the Services for the period commencing on the Closing Date and continuing through December 31, 1996; PROVIDED, HOWEVER, that (i) subject to a written request from the Company received at least 60 days prior to December 31, 1996, Barnett will provide any one or more of the Services for up to 90 days after December 31, 1996 (or, in the case of the Service listed as item 3 on Schedule A hereto, up to 180 days past December 31, 1996), and (ii) subject to at least 60 days prior written request from the Company to Barnett at any time, Barnett will cease to provide any one or more of the Services (the "Service Term").

          SECTION 5. FEES. (a) The Company agrees to compensate Barnett for the Services provided during the Service Term at the rates specified with respect to each such Service on Schedule B (with respect to each Service, the "Service Term Rate"); provided, however, that the Service Term Rates shall be increased to the extent of any increase in the costs to Barnett in connection with providing the Services, including, but not limited to, (i) an increase in the cost of supplies, services or equipment expenses or Barnett's overhead costs allocable to the Services, (ii) Barnett determining (after consultation with the Company) a need to pay a "stay bonus" to any employee involved with the providing of the Services in order to induce such employee to remain employed by Barnett during the Service Term, (iii) the incurrence of costs by Barnett in connection with the hiring of temporary employees in connection with the providing of the Services (including, without limitation, any search or finder's costs and salary costs) (iv) the incurrence of travel costs by employees of Barnett in connection with providing the Services and (iv) the incurrence of severance costs and outpayment expenses in connection with the termination of Barnett employees involved with the providing of the Services (unless the Company is otherwise


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responsible for paying severance costs for such employee). Notwithstanding the foregoing, (i) the Service Term Rate applicable to any Service shall not be increased by more than 10% without the prior written consent of the Company, and
(ii) if such consent is not provided, Barnett may elect to cease to provide such Service.

          (b) All charges payable by the Company hereunder shall be invoiced by Barnett. All payments from the Company in respect of the Services shall be made no later than thirty (30) days from the date of the invoice. The parties agree that the Company's failure to pay in full any fee or expense contemplated by this Agreement within thirty (30) days after the date of invoice will constitute a material breach of the terms of this Agreement and Barnett may, as a result thereof, cease providing the Services with 60 days notice.

     SECTION 6. LIMITATION OF LIABILITY. Barnett shall not be liable to the Company or its Affiliates for direct, consequential or incidental damages, including, without limitation, loss of profits or damage to or loss of use of any property arising out of or relating to the provision of the Services in accordance with the terms of this Agreement, except to the extent of willful misconduct.

     SECTION 7. ACCESS TO INFORMATION; NOTIFICATION. The Company agrees to provide to Barnett, when requested, all information reasonably requested by Barnett in connection with its providing of the Services pursuant to this Agreement.

     SECTION 8. SUCCESSORS AND ASSIGNS. This Agreement shall not be assigned by the parties hereto, except that Barnett may assign its rights and obligations hereunder to any of its Affiliates. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 9. INDEMNITY. The Company agrees to indemnify and hold Barnett and its Affiliates (and their respective directors, officers, employees and representatives) harmless from and against any and all claims, losses, damages, costs, expenses, cause of action or judgments of any kind or character (including those arising from, related to or caused, directly or indirectly, by the sole, joint, concurrent or comparative negligence of such indemnified parties), including any interest, penalty, reasonable attorney's fees, investigation expenses with respect to asserted claims (whether or not resulting in any liability) and other costs and expenses incurred in connection therewith or the defense thereof, attributable to or arising out of any claims by, or liabilities or obligations to, any third party arising out of, in connection with or resulting from the Services or other activities of Barnett hereunder, except to the extent arising out of, in connection with or resulting from Barnett's willful misconduct. Notwithstanding


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anything contained herein to the contrary, Section 6 and Section 9 of this
Agreement shall survive the termination of this Agreement.

     SECTION 10. NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party (other than the written documentation which is part of the Services, which shall be furnished to BMC at its address as requested by it) shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard form of telecommunications, by overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

                  if to Barnett:

                                Barnett Banks, Inc.
                                50 N. Laura Street
                                Jacksonville, FL  32202
                                Attention:   Hinton Nobles
                                Telecopy:   (904) 791-5448

                                with a copy to:

                                Fried, Frank, Harris, Shriver & Jacobson
                                One New York Plaza
                                New York, NY 10004
                                Attention:   Gail Weinstein, Esq.
                                Telecopy:   (212) 859-4000

                  if to the Company:

                                Homeside, Inc.
                                7301 Bay Meadows Way
                                Jacksonville, FL  32256
                                Attention:   Joe K. Pickett
                                Telecopy:   (904) 281-3745

                                with a copy to:

                                Hutchins, Wheeler & Dittmar
                                101 Federal Street
                                Boston, MA  02110
                                Attention:  James Westra, Esq.
                                Telecopy:   (617) 951-1295


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or at such other address for a party as shall be specified by written notice.

     SECTION 11. MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement or any Schedule shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement or any Schedule may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement or any Schedule shall be deemed to or shall constitute a waiver of any other provision of this Agreement or any Schedule, whether or not similar. No waiver by any party of any breach or violation of this Agreement or any Schedule shall be deemed or construed as a waiver of any subsequent breach or violation thereof, whether or not similar. No delay on the part of any party in exercising any right, power or privilege hereunder or under any Schedule shall operate as a waiver thereof.

     SECTION 12. ENTIRE AGREEMENT. This Agreement and the Schedules constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior proposals, commitments, negotiations and understandings, whether written or oral, and all other communications between the parties relating to the subject matter hereof.

     SECTION 13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     SECTION 14. SEVERABILITY. The provisions of this Agreement and the Schedules shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or of any Schedule. If any provision of this Agreement or any Schedule, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the Schedules and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 15. THIRD PARTY BENEFICIARIES. Nothing in this Agreement or in any Schedule shall entitle any Person other than the parties or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     SECTION 16. FORCE MAJEURE. Barnett shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly

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caused by or results from an occurrence commonly known as FORCE MAJEURE, including, without limitation, any act of God, governmental action, natural disaster, armed hostilities, floods, power or technological failure or failure of essential equipment, strikes or labor disturbances, or any other circumstances beyond the reasonable control of Barnett. In the event that Barnett's performance hereunder is affected by an event of FORCE MAJEURE, Barnett shall promptly notify the Company of the same, giving reasonably full particulars thereof, and insofar as known, the probable extent to which it will be unable to perform, or will be delayed in performing, its obligations hereunder and shall use its reasonable efforts to remove such FORCE MAJEURE as quickly as possible.

     SECTION 17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                     BARNETT BANKS, INC.



                                     By: /s/ Hinton F. Nobles, Jr.
                                        -------------------------------
                                        Name: Hinton F. Nobles, Jr.
                                        Title: Executive Vice President


                                     HOMESIDE, INC.



                                     By: /s/ Joe K. Pickett
                                        -------------------------------
                                        Name: Joe K. Pickett
                                        Title: Chief Executive Officer



                                     BARNETT MORTGAGE COMPANY



                                     By: /s/ Francis G. Seabrook
                                        -------------------------------
                                        Name: Francis G. Seabrook
                                        Title: Chairman, President and Chief
                                                 Executive Officer



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                                   SCHEDULE A
                             SERVICES TO BE PROVIDED
                             -----------------------


1. OFFICE SPACE. The office space occupied by the Continuing Employees as of the date hereof in 9000 South Side Boulevard, Jacksonville, Florida (the "Office Campus"), Building 700 (consisting of such number of square feet of space as the Company requests at least 30 days prior to the Closing Date), including utilities, telephone servicing, access to the YMCA in Building 500 of the Office Campus and daycare center services for any employee of BMC enrolled for such services as of the date hereof. Daycare center services shall be available to such employees so long as the Office Campus remains such employee's place of employment, this Service is provided pursuant to the terms of this Agreement and such employee complies with Barnett's guidelines relating to daycare center service (including payment of fees).

2. FINANCE SERVICES. Coordination of FOCUS files and downloads; providing supporting documentation to the Company; providing cash management services relating to the Company's servicing portfolio; generation of standard monthly management and analysis reports; assistance in preparing new budgets/targets; providing of spectrum reports and impairment analysis reports; Peer Group analysis; working with the Company to align account and cost center hierarchy.

3. ACCOUNTING SERVICES.* Recording and reviewing servicing fees and mortgage service rights; providing of servicing related accounting; preparing, reviewing and filing reconcilement forms for servicing related accounts by the twenty-fifth of each month; providing of financial analysis and variations on a monthly basis; general ledger reporting; processing of vendor invoices for payment of such invoices by check including employee expense reimbursement; fixed asset processing; G/L processing; reconcilements of all due from bank accounts; funds management; work with the Company to align account and cost center hierarchy; provide support in conversion of financial systems to the Company applications (excluding systems support); and provide FOCUS extracts for financial systems on a monthly basis.

4. PURCHASING SERVICES.* Purchasing of office equipment, office furniture and office supplies; arranging for office equipment maintenance; providing internal service support.

- -------------------------
* The disbursement of checks and other funds in connection with the providing of Services will be made only from BMC's or the Company's bank accounts and, under no circumstances, will loans or advances, be made by Barnett to BMC or the Company for any disbursements.

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5.   BENEFITS ADMINISTRATION. Administration of flexible benefits plan, 401(k)
     incentive savings plan, retirement plan, medical leaves and a benefits service center.

6. COMPENSATION/SALARY ADMINISTRATION.* Processing of payroll according to Barnett policy and procedures; mailing all payroll related notifications; coordinating payment of employment taxes; maintaining of personnel records; providing quarterly management reports, including an attendance report; providing employee "customer services."

7. HUMAN RESOURCE ADMINISTRATION; STAFFING SERVICES. Administration of employee related matters; employee counseling, including displacement/outplacement; manage staffing and hiring matters.

8. TECHNOLOGY SERVICES. Data communications network management and support; voice network management and support; supporting and maintaining the payroll human resources, fixed asset, and general ledger and accounts payable systems; providing of mail services.



* The disbursement of checks and other funds in connection with the providing of Services will be made only from BMC's or the Company's bank accounts and, under no circumstances, will loans or advances, be made by Barnett to BMC or the Company for any disbursements.


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                                   SCHEDULE B
                                  FEE SCHEDULE
                                  ------------



Service                                                  Monthly Fee
- -------                                                  -----------

1.     Office Space.                                     $1.57 per square
       ------------                                      foot requested
                                                         pursuant to Item 1
                                                         on Schedule A,
                                                         plus sales tax

2.     Finance Services.                                 $18,000
       ----------------

3.     Accounting Services.                              $42,000
       -------------------


4.     Purchasing Services.                              $8,500
       -------------------

5.     Benefits Administration.                          $4,500
       -----------------------

6.     Compensation/Salary Administration.               $16,500
       ----------------------------------

7.     Human Resource Administration;                    $14,000
       ------------------------------
       Staffing Services.
       -----------------

8.     Technology Services.                              $17,500
       -------------------